As Filed With the Securities and Exchange Commission on September 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________________

GENESCO INC.

(Exact name of registrant as specified in its charter)

____________________________________

Tennessee	62-0211349
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1415 Murfreesboro Pike

Nashville, Tennessee, 37217-2895

(Address of Principal Executive Offices) (Zip Code)

____________________________________

Genesco Inc. 2020 Equity Incentive Plan

(Full title of the plan)

____________________________________

Scott E. Becker, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Genesco Inc.

1415 Murfreesboro Pike

Nashville, Tennessee 37217-2895
(615) 367-7000

(Name, address and telephone number, including area code, of agent for service)

____________________________________

Copies  to:

Jennifer H. Noonan, Esq.

S. Ryan Hoffman, Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN  37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1) (3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $1.00 par value	1,040,814	$20.05	$20,868,320.70	$2,708.71

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers any additional shares of common stock of Genesco Inc. (the “Registrant”) that may become issuable under the Registrant’s Genesco Inc. 2020 Equity Incentive Plan (the “2020 Plan”), as a result of any future stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $20.05 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on September 9, 2020.

(3) This Registration Statement covers the issuance of an aggregate 1,040,814 shares of the Registrant’s common stock, representing (a) 914,440 additional shares of the Registrant’s common stock newly authorized for issuance under the 2020 Plan, and (b) 126,374 shares of the Registrant’s common stock available under the Genesco Inc. Second Amended and Restated 2009 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Genesco Inc. (the “Registrant” or the “Company”) will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  The Registrant is not required to file and is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K (File No. 1-3083) for the fiscal year ended February 1, 2020, filed with the Commission on April 1, 2020;

(2)	The Registrant’s Definitive Proxy Statement for the Annual Meeting of Shareholders held June 25, 2020, filed with the Commission on May 15, 2020;

(3)

The Registrant’s Quarterly Reports on Form 10-Q (File No. 1-3083), for the quarter ended May 2, 2020, filed with the Commission on June 11, 2020, and for the quarter ended August 1, 2020, filed with the Commission on September 10, 2020;

(4)

The Registrant’s Current Reports on Form 8-K (File No. 1-3083) filed with the Commission on February 12, 2020, March 18, 2020, March 24, 2020, March 27, 2020, April 6, 2020, April 14, 2020, May 11, 2020; June 9, 2020 and June 30, 2020; and

(5)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A (File No. 1-3083) filed with the Commission on May 1, 2003, pursuant to Section 12(b) of the Exchange Act, and including any amendment or report filed for the purpose of updating such description;

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that the personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.

Our Charter provides that no director shall be liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director, except to the extent provided by the TBCA. Under the TBCA, this provision relieves our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

•	any unlawful distributions.

We currently have in effect an executive liability insurance policy which provides coverage for our directors and officers.

We have entered into an indemnification agreement with each of our current directors and executive officers, which require us to indemnify such directors and executive officers, subject to certain limitations, to the fullest extent permitted by law for certain expenses and liabilities incurred in a proceeding by reason of (or arising in part out of) such directors’ or executive officers’ service to the Company.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit Number	Description
4.1

Restated Charter of Genesco Inc., as amended. Incorporated by reference to Exhibit 1 to the Genesco Inc. Registration Statement on Form 8-A/A filed with the Commission on May 1, 2003 (File No. 1-3083).

4.2	Amended and Restated Bylaws of Genesco Inc. Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed with the Commission on November 12, 2015 (File No. 1-3083).
4.3	Form of Certificate for the Common Stock. Incorporated by reference to Exhibit 3 to the Genesco Inc. Registration Statement on Form 8-A/A filed with the Commission on May 1, 2003 (File No. 1-3083).
5.1*	Opinion of Bass, Berry & Sims PLC.
23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on signature page).
99.1*	Genesco Inc. 2020 Equity Incentive Plan.

*filed herewith.

Item 9.Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on September 10, 2020.

Genesco Inc.
By:	/s/ Melvin G. Tucker
Melvin G. Tucker
Senior Vice President – Finance and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mimi E. Vaughn, Melvin G. Tucker and Scott E. Becker, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mimi E. Vaughn	President, Chief Executive Officer and Chairperson (Principal Executive Officer)	September 10, 2020
Mimi E. Vaughn
/s/ Melvin G. Tucker	Senior Vice President – Finance and Chief Financial Officer (Principal Financial Officer)	September 10, 2020
Melvin G. Tucker
/s/ Brently G. Baxter	Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 10, 2020
Brently G. Baxter
/s/ Joanna Barsh	Director	September 10, 2020
Joanna Barsh
/s/ Matthew C. Diamond	Director	September 10, 2020
Matthew C. Diamond
/s/ Marty G. Dickens	Director	September 10, 2020
Marty G. Dickens
/s/ Thurgood Marshall, Jr.	Director	September 10, 2020
Thurgood Marshall, Jr.
/s/ Kathleen Mason	Director	September 10, 2020
Kathleen Mason

/s/ Kevin P. McDermott	Director	September 10, 2020
Kevin P. McDermott

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